Contact:	Stephen C. Vaughan
Vice President and
Chief Financial Officer
(405) 225-4800

SONIC REPORTS RECORD FIRST QUARTER EARNINGS

First Quarter Same-Store Sales Increase 4.7% System-Wide

OKLAHOMA CITY (January 4, 2006) - Sonic Corp. (NASDAQ/NM: SONC) today announced record results for the first quarter of its 2006 fiscal year, which ended November 30, 2005. Highlights of the company's quarterly report included:

•
Net income of $0.27 per diluted share, representing a 13% increase from $0.24 per diluted share in the same quarter last year (adjusted, as previously announced, for the implementation of Statement of Financial Standards No. 123R, "Share-Based Payment"); first quarter results for both 2006 and 2005 (as adjusted) include a charge for stock compensation expense of approximately $0.02 per diluted share (after tax);

•	An increase in net income of 9% to $16.4 million from $15.1 million in the same period last year (as adjusted);
•	An increase of 12% in total revenues to $159.8 million;
•	System-wide same-store sales growth of 4.7%, slightly above Sonic's long-term target range of 2% to 4% growth;
•	The opening of 33 new drive-ins, including 30 by franchisees, which continues to build the base for future growth in franchising income; and
•	The acquisition of 15 franchise drive-ins effective September 1, 2005.

"Building on the momentum witnessed throughout the past several years, Sonic's first quarter results continued to demonstrate the fundamental strength of our brand and business, and highlight solid growth in the profitability of our drive-ins," said Clifford Hudson, Chairman, Chief Executive Officer and President. "Our ability to maintain these strong sales and profit trends - despite the impact of two hurricanes on several Gulf Coast markets and the ongoing pressure of higher energy prices on our customers - point to the success of our strategies to differentiate Sonic in terms of both food and service, strengthen our reach to consumers with increased marketing expenditures, and build our business across all day parts. Estimated system-wide same store sales during December were within our long-term targeted growth range of between 2% to 4% despite adverse weather across many of our markets during the first half of the month. Although the second quarter is typically our most volatile due to the possibility of inclement weather conditions, thus, difficult to predict, we believe the initiatives we have in place will continue to generate solid same-store sales growth going forward, which should help to partially offset the impact of higher utility costs on the company and its franchisees."

As previously announced, Sonic adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," (SFAS 123R), in the first quarter of fiscal 2006. As permitted by that pronouncement, and to enhance the comparability of current and prior-year results, the company has implemented SFAS 123R using the modified retrospective application under which the comparable prior-year period is adjusted on a basis consistent with Sonic's pro forma disclosures of stock compensation expense in that period. On this basis, Sonic's net income for the first quarter of 2006 increased 9% to $16.4 million or $0.27 per diluted share compared with $15.1 million or $0.24 per diluted share in the year-earlier quarter, as adjusted. Net income per diluted share for the first quarter of 2006 and 2005, as adjusted, includes charges for stock compensation expense of approximately $0.02 per diluted share (after tax); respectively. Net income for the prior-year period, as previously reported, was $16.0 million or $0.26 per diluted share, excluding a charge for stock compensation expense of approximately $0.02 per diluted share (after tax).

Revenues for the first quarter rose 12% to $159.8 million from $142.2 million in the year-earlier period, with the year-over-year growth reflecting same-store sales growth, increased franchising income, and the benefit of the recent acquisition of 15 franchise drive-ins. The company estimates that drive-in closings leading up to and following recent hurricanes trimmed approximately 1% from first quarter revenues. All but eight of Sonic's affected drive-ins reopened by the end of November. As a result, the company does not foresee a significant continuing revenue impact from drive-in closings resulting from those hurricanes.

"The ongoing momentum we have seen in sales largely reflects our success in increasing average check amounts," Hudson continued, "and while those gains have occurred throughout the day, the majority of the increase is associated with the morning, afternoon and evening day parts. This performance highlights our sales-driving initiatives, including the implementation of the PAYS program - rolled out to all partner drive-ins since January 2005 and now installed in over 50% of franchise drive-ins. The PAYS program roll-out is expected to be complete by the end of calendar 2006." Hudson also emphasized the ongoing importance of national cable advertising and new product news to Sonic's growth, its ability to remain relevant and compelling to consumers, and the company's continued expansion of its business in non-traditional day parts, morning, afternoon and evening, as opposed to emphasizing the traditional day parts of lunch and dinner. He pointed out that Sonic expects to increase media expenditures from $125 million in fiscal 2005 to approximately $145 million this year, with the network cable portion comprising approximately one-half of the total.

Sonic's system-wide same-store sales for drive-ins open more than 15 months increased 4.7% during the first quarter versus 8.1% in the year-earlier period. Same-store sales in the first quarter increased 5.1% at franchise drive-ins and 3.0% at partner drive-ins, while core markets posted an increase of 5.0% and developing markets an increase of 3.5%.

During the first quarter, Sonic opened 33 new drive-ins, including 30 franchise drive-ins, compared with a total of 34 in the year-earlier period, which also included 30 by franchisees. Although recent hurricanes have temporarily affected the pace of development in the Gulf Coast region, the company continues to anticipate opening 180-190 new drive-ins in fiscal 2006, including approximately 150-160 by franchisees.

Looking ahead to the second fiscal quarter ending February 28, 2006, Sonic estimates that diluted earnings per share will total approximately $0.20 to $0.21, including estimated stock compensation expense of $0.02 per diluted share (after tax), versus $0.18 as adjusted for stock compensation expense for SFAS 123R ($0.20 reported in the year-earlier period). The company bases this outlook on the following assumptions:

•	Total revenue growth of 11% to 13% over the comparable 2005 period, reflecting:
o	System-wide same-store sales growth within our 2% to 4% target range;
o	The acquisition of 15 franchise drive-ins effective September 1;
o	Approximately 30-35 new drive-in openings in the second quarter, including 25-30 by franchisees; and
o
Growth of $1.5 million-$2.0 million in franchising income resulting from new franchise drive-ins, higher average unit volumes, and increased royalties due to the company's unique ascending royalty rate;

•
An increase in restaurant-level costs, as a percentage of sales, of 50-75 basis points versus the same quarter last year, reflecting upward pressure on other operating costs due to higher utility costs, which will more than offset the benefit of increased sales volume leverage;

•	Growth in corporate overhead expenses in the 10% to 12% range, excluding the impact of stock compensation expense;
•	An increase in depreciation and amortization expense in the range of 16% to 18% from the prior year due to asset additions and the adjustment of retrofit asset lives in the fourth quarter of 2005;
•	An increase in the company's tax rate, to a range of 37.5% to 38.0%, due to limitations on the deductibility of stock compensation expense for tax accounting purposes;
•
An ongoing outlook for capital expenditures of approximately $75 million for the year, excluding acquisitions, including the cost of partner drive-in development as well as higher expenditures for drive-in remodels, relocations, and new equipment;

•
Continued significant growth in cash flow from operations, which is expected to be used in the second and future quarters to fund capital expenditures and, on an opportunistic basis, to repurchase company stock or purchase franchise drive-ins. Sonic recently increased and extended its stock repurchase authorization to $150 million, up from $60 million previously; and

•
The benefit of repurchases of approximately $90 million of common stock since the second fiscal quarter of 2005, which leaves an authorization of approximately $60.0 million for the remainder of fiscal 2006.

A listen-only simulcast of Sonic's first quarter conference call can be accessed at the company's web site. The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, January 5, 2006. An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until February 5, 2006.

Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has over 3,000 drive-ins coast to coast and in Mexico, where more than a million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

SONIC CORP. Unaudited Financial Highlights (In thousands, except per share amounts)

	First Quarter Ended November 30,
	2005	2004
		(adjusted*)
Revenues	$159,800	$142,227
Income from operations	27,582	25,204
Net income	16,430	15,114
Net income per share - diluted	0.27	0.24
Weighted average shares - diluted	60,347	62,386

* Previously reported prior-year results have been adjusted to implement SFAS 123R on a modified retrospective basis.

SONIC CORP.
Unaudited Supplemental Information

	First Quarter Ended November 30,
	2005	2004
Drive-Ins in operation:
Partner Drive-Ins:
Total at beginning of period	574	539
Opened	3	4
Acquired from (sold to) franchisees	15	2
Closed	0	(1)
Total at end of period	592	544
Franchise Drive-Ins:
Total at beginning of period	2,465	2,346
Opened	30	30
Acquired from (sold to) company	(15)	(2)
Closed (net of reopening)	(7)	(1)
Total at end of period	2,473	2,373
System-wide:
Total at beginning of period	3,039	2,885
Opened	33	34
Closed (net of reopening)	(7)	(2)
Total at end of period	3,065	2,917

Core markets	2,178	2,076
Developing markets	887	841
All markets	3,065	2,917

Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%. Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	First Quarter Ended November 30,
	2005	2004

Sales Analysis
Partner Drive-Ins:
Total sales	$135,422	$120,211
Average drive-in sales	232	223
Change in same-store sales	3.0%	10.3%
Franchise Drive-Ins:
Total sales	$636,460	$581,937
Average drive-in sales	258	246
Change in same-store sales	5.1%	7.6%
System-wide:
Change in total sales	9.9%	15.2%
Average drive-in sales	253	242
Change in same-store sales	4.7%	8.1%

Core and Developing Markets
System-wide average drive-in sales:
Core markets	$261	$251
Developing markets	225	217
System-wide change in same-store sales
Core markets	5.0%	8.0%
Developing markets	3.5%	8.6%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	First Quarter Ended November 30,
	2005	2004
		(adjusted*)
Income Statement Data
Revenues:
Partner Drive-In sales	$135,422	$120,211
Franchise Drive-Ins:
Franchise royalties	22,253	20,106
Franchise fees	941	935
Other	1,184	975
	159,800	142,227
Costs and expenses:
Partner Drive-Ins:
Food and packaging	36,107	32,573
Payroll and other employee benefits	41,002	36,965
Minority interest in earnings of Partner Drive-Ins	4,831	4,579
Other operating expenses	28,185	23,667
	110,125	97,784
Selling, general and administrative	12,196	10,833
Depreciation and amortization	9,897	8,406
	132,218	117,023

Income from operations	27,582	25,204

Interest expense	1,847	1,779
Interest income	(540)	(174)
Net interest expense	1,307	1,605
Income before income taxes	26,275	23,599
Provision for income taxes	9,845	8,485
Net income	$16,430	$15,114

Net income per share:
Basic	$0.28	$0.25
Diluted	$0.27	$0.24
Weighted average shares used in calculation:
Basic	58,277	60,010
Diluted	60,347	62,386

* Previously reported prior-year results have been adjusted to implement SFAS 123R on a modified retrospective basis.

SONIC CORP.
Unaudited Supplemental Information

	First Quarter Ended November 30,
	2005	2004
Margin Analysis
Partner Drive-Ins:
Food and packaging	26.7%	27.1%
Payroll and employee benefits	30.2	30.7
Minority interest in earnings of Partner Drive-Ins	3.6	3.8
Other operating expenses	20.8	19.7
	81.3%	81.3%

	November 30,	August 31,
	2005	2005
		(adjusted*)
	(In thousands)
Balance Sheet Data
Total assets	$585,293	$563,316
Current assets	35,596	35,249
Current liabilities	65,866	65,342
Obligations under capital leases, long-term debt,
and other non-current liabilities	159,640	110,057
Stockholders' equity	359,787	387,917

* Previously reported prior-year results have been adjusted to implement SFAS 123R on a modified retrospective basis.